SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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/   / Preliminary Proxy Statement

/   / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

/   / Definitive Proxy Statement

/ X / Definitive Additional Materials

/   / Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM MUNICIPAL OPPORTUNITIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than Registrant)

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William T. Connolly, Jr., CFA
Senior Managing Director	One Post Office Square
Boston, MA 02109
Head of Global Distribution
Putnam Investments

President
Putnam Retail Management, LP

March 2010

Dear Investment Colleague:

I am writing to enlist your support regarding two matters that will be considered at the April 8, 2010 meeting of shareholders of Putnam Municipal Opportunities Trust (NYSE: PMO) and that will affect your clients with investments in PMO. These two matters are 1) election of Trustees and 2) a shareholder proposal from a dissident institutional investor urging consideration of the conversion of PMO to an open-end fund.

As a brief update, in January shareholders of PMO received a proxy statement from the Trustees of the Putnam Funds, asking them to vote “FOR” the current Trustees and to vote “AGAINST” the shareholder proposal. Since then, the institutional investor who submitted the shareholder proposal, Karpus Investment Management, has indicated that it will be sending a proxy statement to PMO shareholders asking them to elect the Karpus dissident slate of Trustee-nominees and to support its proposal regarding conversion to an open-end structure. We understand that a “proxy contest” can raise questions and create confusion among your clients. Let me share a few observations based on my years of working with PMO’s Trustees on these matters.

The current Trustees are fiercely independent from PMO and Putnam Investments and have extraordinarily deep governance experience in the mutual fund industry, top-shelf business and investment experience, and pride in doing what is in the best interests of shareholders. They have a proven track record of protecting the long-term interests of all shareholders. Moreover, while they are mindful that, under certain circumstances, it might be appropriate to open-end a closed-end fund, they believe that the merits of maintaining a closed-end fund structure at this time are especially compelling for your clients when the current market circumstances, narrow trading price discount, advantageous preferred share leverage, and significant outperformance by the fund relative to a comparable open-end Putnam fund are taken into account.

(over, please)

FOR DEALER USE ONLY — NOT FOR PUBLIC DISTRIBUTION	260796 3/10

You may have placed clients in PMO in part because of the structural investment advantages of the closed-end structure. Under this structure, the fund has delivered strong short- and long-term performance, as you can see in the table below, relative to a comparable open-end Putnam fund. Moreover, the trading discount in PMO’s common shares has declined significantly in a little over a year, from an average of -10.88% in the third quarter of 2008 to an average of -5.64% in the final quarter of 2009.

Putnam Municipal Opportunities Trust, annualized total return as of 12/31/09

			Putnam Tax Exempt Income Fund*

	At NAV	At market price	Before sales sharge	After sales charge

1 year	33.91%	37.04%	17.94%	13.22%

3 years	1.93	3.46	3.00	1.61

5 years	3.78	4.02	3.31	2.47

10 years	6.04	6.86	4.86	4.43

Life (inception 5/28/93)	5.72	4.99	4.61	4.35

* Putnam Tax Exempt Income Fund total expense ratio: 0.82%

Current performance may be lower or higher than the quoted past performance, which cannot guarantee future results. Share price, principal value, and return will vary, and you may have a gain or a loss when you sell your shares. Performance of class A shares after sales charge assumes reinvestment of distributions and does not account for taxes. After-sales-charge returns reflect a maximum 4.00% load. For a portion of the periods, this fund may have limited expenses, without which returns would have been lower. A 1% short-term trading fee may apply. To obtain the most recent month-end performance, visit putnam.com.

The Trustees believe that the interests of Karpus are not aligned with those of other long-term investors of the fund. Instead, if the Karpus Trustee-nominees are elected, the current Trustees strongly believe that Karpus would seek short-term profits by liquidating or open-ending the fund and that the fund would cease to operate as a closed-end fund.

I urge you to contact clients at your earliest convenience and ask them to vote only the white proxy card (“FOR” the current Trustees and “AGAINST” the shareholder proposal) from PMO and to discard any green proxy from Karpus.

If you have any questions, or would like additional information, please contact Putnam at 1-800-354-4000.

Thank you.

Sincerely,

Your clients should carefully consider the investment objective, risks, charges, and expenses of a fund before investing. For a prospectus, or a summary prospectus if available, containing this and other information for any Putnam fund or product, call Putnam Dealer Marketing Services at 1-800-354-4000. Your clients should read the prospectus carefully before investing.

March 9, 2010

Dear Shareholder:

I am writing to you on behalf of the Board of Trustees of Putnam Municipal Opportunities Trust. We recently mailed you proxy materials with a white proxy card in connection with the upcoming Annual Meeting of Shareholders of your Fund to be held on April 8, 2010. Your Board of Trustees strongly urges you to vote FOR the re-election of Trustees of the Fund (Proposal 1) and AGAINST a proposal to consider open-ending the Fund (Proposal 2).

DO NOT BE MISLED BY KARPUS

We also want to alert you that you will probably soon be getting (or you may already have received) proxy solicitation material with a green proxy card from a dissident shareholder, Karpus Investment Management, seeking to get its eight handpicked nominees elected to your Fund’s Board of Trustees, as well as soliciting support for open-ending your Fund. We urge you not to vote their proxy as we believe their efforts are entirely motivated by self-interest and inconsistent with the best interests of shareholders. If the dissident nominees are elected, we strongly believe that Karpus would seek short-term profits by liquidating or open-ending the Fund and that your Fund would cease to operate as a closed-end fund.

PLEASE DISCARD ANY GREEN PROXY CARD YOU RECEIVE

Your current Trustees are independent, highly qualified, and experienced in overseeing closed-end funds. They have a proven track record of protecting the long-term interests of all shareholders. Under their direction the Fund has delivered strong total returns to shareholders and has implemented strategies to reduce the discount at which shares of your Fund may trade relative to their net asset value. Please support your Fund’s Trustees by voting only the white proxy card.

Consider the following:

• While we are mindful that, under certain circumstances, it might be appropriate to convert the Fund to an open-end fund, we believe that the merits of maintaining a closed-end fund structure at this time are especially compelling when the current market circumstances, narrow trading price discount, advantageous preferred share leverage, and significant outperformance by the Fund relative to a comparable open-end Putnam fund are taken into account.

• In fact, your Fund has experienced superior performance over recent periods, as well as over the longer term, relative to the comparable open-end fund. For example, for the year ended December 31, 2009, the Fund had a total return of nearly 34%, while the comparable open-end fund returned about 18%. Given that both your Fund and the open-end fund are managed by the same portfolio managers and have the same investment goal, we believe that the closed-end structure played a big role in your Fund’s superior performance.

• Based on extensive consideration and regular discussions of market conditions with the Fund's managers, we believe that the current closed-end fund structure continues to provide benefits to shareholders that are not available under an open-end structure, including:

o Ability to be more fully invested in high-yielding securities;

o Lower transaction costs (since a closed-end fund does not experience the cash flows associated with sales and redemptions of open-end shares); and

o Use of leverage through preferred shares, possibly leading to increased investment yield.

OPEN-ENDING YOUR FUND WILL NOT BENEFIT LONG-TERM SHAREHOLDERS

In addition to the benefits of maintaining the closed-end fund structure, we believe that the costs associated with open-ending the Fund at this time make the move disadvantageous to shareholders:

• A significant portion of the portfolio would need to be sold in order to redeem outstanding preferred shares prior to a conversion, thereby causing the Fund to incur transaction costs. Liquidating large positions in a short time frame could prove to be especially costly in certain market environments.

• Post-conversion redemptions from shareholders who do not want to invest in an open-end fund would generate transaction costs that impact remaining shareholders.

• Post-conversion redemptions would reduce the size of the Fund, possibly leading to an increased expense ratio for remaining shareholders.

• The Fund would likely incur legal, accounting, proxy solicitation, and other costs in connection with seeking shareholder approval of an actual conversion of the Fund.

Your current Trustees have extraordinarily deep governance experience in the mutual fund industry and significant business and investment experience, and they take pride in doing what is in the best interests of shareholders.

Contrast that with the dissident Karpus slate, which:

• Does not appear to be composed of individuals with high levels of experience in fiduciary responsibility and closed-end fund governance

• Is populated by individuals with a track record of seeking a relatively quick financial opportunity using closed-end investment vehicles

• Is narrowly focused on the short-term goal of fundamentally changing the structure of the Fund in order to create a one-time liquidity event that is not in the interests of the broader shareholder base

• Is led by a dissident group who is apparently frustrated with an earlier decision made by your Fund’s Trustees—a decision made only with the best interests of all shareholders in mind—not to implement a proposed merger of the Fund into an open-end fund

For these reasons, we are asking you to vote for your Fund’s current Trustees (Proposal 1), and against the shareholder proposal to consider open-ending the Fund (Proposal 2).

Regardless of the number of shares you own, your vote is very important. Please complete, sign and date the enclosed white proxy card and return it in the enclosed postage paid envelope. Please discard any green proxy card you receive.

If you have any questions, please call the Fund’s proxy solicitor, The Altman Group, toll-free at 1-800-780-7316, ext. 6473. I look forward to receiving your proxy card or meeting you in person at the Annual Meeting.

Sincerely,

John A. Hill, Chairman
Board of Trustees
The Putnam Funds

Please be sure to complete, sign, and date the enclosed white proxy card to ensure that your vote is counted.

If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year unless you complete, sign, and return the white proxy voting form it will send you.

If you have already returned a green proxy card, you can still support your Fund’s Trustees by returning a white proxy card. Only your latest dated proxy card will count.

Please do not return the green proxy card to Karpus, even to vote “withhold” on their nominees. Doing so will cancel any prior vote you have cast on the white proxy card.

261024 3/10

March 9, 2010

Dear Shareholder:

I am writing to you on behalf of the Board of Trustees of Putnam Municipal Opportunities Trust. We recently mailed you proxy materials with a white proxy card in connection with the upcoming Annual Meeting of Shareholders of your Fund to be held on April 8, 2010. Your Board of Trustees strongly urges you to vote FOR the re-election of Trustees of the Fund (Proposal 1) and AGAINST a proposal to consider open-ending the Fund (Proposal 2).

DO NOT BE MISLED BY KARPUS

We also want to alert you that you will probably soon be getting (or you may already have received) proxy solicitation material with a green proxy card from a dissident shareholder, Karpus Investment Management, seeking to get its eight handpicked nominees elected to your Fund’s Board of Trustees, as well as soliciting support for open-ending your Fund. We urge you not to vote their proxy as we believe their efforts are entirely motivated by self-interest and inconsistent with the best interests of shareholders. If the dissident nominees are elected, we strongly believe that Karpus would seek short-term profits by liquidating or open-ending the Fund and that your Fund would cease to operate as a closed-end fund.

PLEASE DISCARD ANY GREEN PROXY CARD YOU RECEIVE

Your current Trustees are independent, highly qualified, and experienced in overseeing closed-end funds. They have a proven track record of protecting the long-term interests of all shareholders. Under their direction the Fund has delivered strong total returns to shareholders and has implemented strategies to reduce the discount at which shares of your Fund may trade relative to their net asset value. Please support your Fund’s Trustees by voting only the white proxy card.

Consider the following:

• While we are mindful that, under certain circumstances, it might be appropriate to convert the Fund to an open-end fund, we believe that the merits of maintaining a closed-end fund structure at this time are especially compelling when the current market circumstances, narrow trading price discount, advantageous preferred share leverage, and significant outperformance by the Fund relative to a comparable open-end Putnam fund are taken into account.

• In fact, your Fund has experienced superior performance over recent periods, as well as over the longer term, relative to the comparable open-end fund. For example, for the year ended December 31, 2009, the Fund had a total return of nearly 34%, while the comparable open-end fund returned about 18%. Given that both your Fund and the open-end fund are managed by the same portfolio managers and have the same investment goal, we believe that the closed-end structure played a big role in your Fund’s superior performance.

• Based on extensive consideration and regular discussions of market conditions with the Fund's managers, we believe that the current closed-end fund structure continues to provide benefits to shareholders that are not available under an open-end structure, including:

o Ability to be more fully invested in high-yielding securities;

o Lower transaction costs (since a closed-end fund does not experience the cash flows associated with sales and redemptions of open-end shares); and

o Use of leverage through preferred shares, possibly leading to increased investment yield.

OPEN-ENDING YOUR FUND WILL NOT BENEFIT LONG-TERM SHAREHOLDERS

In addition to the benefits of maintaining the closed-end fund structure, we believe that the costs associated with open-ending the Fund at this time make the move disadvantageous to shareholders:

• A significant portion of the portfolio would need to be sold in order to redeem outstanding preferred shares prior to a conversion, thereby causing the Fund to incur transaction costs. Liquidating large positions in a short time frame could prove to be especially costly in certain market environments.

• Post-conversion redemptions from shareholders who do not want to invest in an open-end fund would generate transaction costs that impact remaining shareholders.

• Post-conversion redemptions would reduce the size of the Fund, possibly leading to an increased expense ratio for remaining shareholders.

• The Fund would likely incur legal, accounting, proxy solicitation, and other costs in connection with seeking shareholder approval of an actual conversion of the Fund.

Your current Trustees have extraordinarily deep governance experience in the mutual fund industry and significant business and investment experience, and they take pride in doing what is in the best interests of shareholders.

Contrast that with the dissident Karpus slate, which:

• Does not appear to be composed of individuals with high levels of experience in fiduciary responsibility and closed-end fund governance

• Is populated by individuals with a track record of seeking a relatively quick financial opportunity using closed-end investment vehicles

• Is narrowly focused on the short-term goal of fundamentally changing the structure of the Fund in order to create a one-time liquidity event that is not in the interests of the broader shareholder base

• Is led by a dissident group who is apparently frustrated with an earlier decision made by your Fund’s Trustees—a decision made only with the best interests of all shareholders in mind—not to implement a proposed merger of the Fund into an open-end fund

For these reasons, we are asking you to vote for your Fund’s current Trustees (Proposal 1), and against the shareholder proposal to consider open-ending the Fund (Proposal 2).

Regardless of the number of shares you own, your vote is very important. Please complete, sign and date the enclosed white proxy card and return it in the enclosed postage paid envelope. Please discard any green proxy card you receive.

If you have any questions, please call the Fund’s proxy solicitor, The Altman Group, toll-free at 1-800-780-7316. I look forward to receiving your proxy card or meeting you in person at the Annual Meeting.

Sincerely,

John A. Hill, Chairman
Board of Trustees
The Putnam Funds

Please be sure to complete, sign, and date the enclosed white proxy card to ensure that your vote is counted.

If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year unless you complete, sign, and return the white proxy voting form it will send you.

If you have already returned a green proxy card, you can still support your Fund’s Trustees by returning a white proxy card. Only your latest dated proxy card will count.

Please do not return the green proxy card to Karpus, even to vote “withhold” on their nominees. Doing so will cancel any prior vote you have cast on the white proxy card.

261025 3/10